EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Relations Contact:
Tommy Pruitt	Wes Harris
Senior Communications Director	Investor Relations Director
843.574.3866	843.574.3892
tommy.pruitt@forceprotection.net	wes.harris@forceprotection.net

Force Protection Receives $71.3 Million in Awards for Additional Buffalo Vehicles and Field Service Representative Support

~U.S. Army Orders 56 Buffalo Route Clearance Vehicles~

~U.S. Marine Corps Contracts for Six Month Extension of 55 FSRs~

LADSON, S.C.  – June 28, 2011 – Force Protection Industries, Inc., a FORCE PROTECTION, INC. (NASDAQ:FRPT) group company, today announced it has received two awards totaling $71.3 million.

The first award is a firm fixed price modification under contract W56HZV-08-C-0028 totaling $63.8 million from U.S. Army Contracting Command for delivery of 56 Buffalo Mine Protected Clearance Vehicles.  Work will be performed in Ladson and is expected to begin in January 2012 and be completed by July 31, 2012.

The second award is a $7.5 million firm-fixed-price modification under previously awarded contract M67854-07-D-5031 for a six-month renewal of 55 Field Service Representatives (FSRs) to conduct general maintenance and upgrade operations on Mine Resistant Ambush Protected (MRAP) vehicles.  Work will be performed in overseas theaters of operation, and is expected to be completed by Dec. 31, 2011.

Randy Hutcherson, Chief Operating Officer of Force Protection, said, “The Buffalo remains the cornerstone of the U.S. Army’s route clearance operations.  It has performed exceptionally well since going into initial service in 2003 and saved countless lives. Complementing our vehicle design, development and manufacturing efforts, we are also supporting the U.S. military with exceptional service and support of our vehicles. Today’s announcement of the U.S. Marine Corps’ extension of FSR support is another clear indicator of the key role of our vehicles in combat operations. We take pride in working closely with our customers and will continue to ensure they have the critical resources to promote operational success in the current conflict and beyond.”

About Force Protection, Inc.

Force Protection, Inc. is a leading designer, developer and manufacturer of survivability solutions, including blast- and ballistic-protected wheeled vehicles currently deployed by the U.S. military and its allies to support armed forces and security personnel in conflict zones.  The Company’s specialty vehicles, including the Buffalo, Cougar, Ocelot and related variants, are designed specifically for reconnaissance and urban operations and to protect their occupants from landmines, hostile fire, and improvised explosive devices (commonly referred to as roadside bombs).  Complementing these efforts, the Company is designing, developing and marketing the JAMMA, a new vehicle platform that provides increased modularity, transportability, speed and mobility.  The Company also develops, manufactures, tests, delivers and supports products and services aimed at further enhancing the survivability of users against additional threats.  In addition, the Company provides long-term life cycle support services of its vehicles that involve development of technical data packages, supply of spares, field and depot maintenance activities, assignment of skilled field service representatives, and advanced driver and maintenance training programs.  For more information on Force Protection and its products and services, visit http://www.forceprotection.net/.

Force Protection, Inc. Safe Harbor Statement

This press release contains forward looking statements that are not historical facts, including statements about our beliefs and expectations. These statements are based on beliefs and assumptions of Force Protection’s management, and on information currently available to management. These forward looking statements include, among other things: the growth, demand, and interest for Force Protection’s services and vehicles; including the Buffalo, Cougar and Field Service Representatives, expectations for future orders of vehicles and services; the benefits and suitability of our services and vehicles; expected work completion and delivery dates; the ability to meet current and future requirements; the Company’s execution of its business strategy and strategic transformation, including its opportunities to grow the business; and the Company’s expected financial and operating results, including its revenues, cash flow and gross margins, for future periods. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statements.  Examples of these factors include, but are not limited to, the ability to effectively manage the risks in the Company’s business; the ability to win future awards and finalize contracts; the ability to develop new technologies and products and the acceptance of these technologies and products; and the other risk factors and cautionary statements listed in the Company’s periodic reports filed with the Securities and Exchange Commission, including the risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and in the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2011.

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